Exhibit 99.1

Ballantyne Strong, Inc.

Second Quarter 2019 Earnings Conference Call

August 14, 2019

C O R P O R A T E P A R T I C I P A N T S

Mark Roberson, Chief Financial Officer

Kyle Cerminara, Chief Executive Officer & Chairman of the Board of Directors

P R E S E N T A T I O N

Mark Roberson:

Good Afternoon, and welcome to Ballantyne Strong’s Second Quarter 2019 Earnings Conference Call.

During today’s call, we will make forward-looking statements regarding trends, strategies and anticipated performance of the business. These forward-looking statements are based on our current views and expectations as of today and should not be relied upon as representing our views as of any subsequent date. We disclaim any obligation to update forward-looking statements except as required by law. These statements are subject to risks and uncertainties. Actual results may differ materially from expectations. Please refer to the risk factors in our most recent Form 10-K and our other SEC filings.

Today’s presentation and discussion also contains references to non-GAAP financial measures. The definitions and GAAP reconciliation are available in the earnings release published this afternoon.

Our non-GAAP measures may not be comparable to the precise metrics used by other companies, and we encourage you to review and understand all of our financial reporting before making any investment decisions.

With that, let me turn the call over to Kyle.

Kyle Cerminara:

Hello, and thank you for joining us today.

I’ll begin today’s call with an overview of our Holding Company strategy and then turn the call back over to Mark to review our financial performance during the quarter.

Similar to last quarter, I want to take a few minutes to give you an overview of the Company. We have three operating businesses and also hold several other strategic assets under the Ballantyne Strong Holding Company.

Our Strong Cinema business is the largest producer of premium screens in North America, and a major provider of managed services to the Cinema Industry. In business for more than 80 years, we have established a strong market position with the largest exhibitors in the industry. This is a strong cash flow business operating in a consolidating industry.

Convergent is a premier provider of interactive digital signage and managed services to large enterprise customers in North America. This is a high margin recurring revenue business where we see significant growth opportunities. This has also turned into a cash flow generating business. We’re pleased with the EBITDA performance thus far in 2019 and we see opportunities to grow EBITDA in the future.

Strong Outdoor is a new line of business that we started in 2018 providing outdoor advertising services and experiential marketing services. This business emerged from the start-up investment stage and just recently started to generate revenue. We saw a large opportunity in digital advertising on top of rideshare and taxis and we decided to combine our digital platform with an extremely well-funded company called Firefly that raised over $50 million of venture capital to pursue its dynamic smart media platform across the globe. We’re now one of the largest shareholders of Firefly alongside numerous top venture funds including Google Ventures and NFX.

In addition to our investment in Firefly, we also have investments in 1347 Property Insurance Holdings and Itasca Capital. 1347 Property Insurance Holdings recently announced the sale of its homeowner’s insurance business to FedNat Holdings for $69 million which includes a mix of cash, stock and the repayment of debt. PIH expects to maintain its public listing and pursue opportunities in reinsurance, investment management and other investment opportunities. The deal received shareholder approval in June, regulatory approval in August and is expected to close in December after hurricane season.

Itasca Capital’s investment in a private partnership recently filed form 4s with the SEC evidencing that it had monetized a significant portion of its stake in Limbach Holdings. We hope to be able to provide a more complete update on 1347 Property Insurance Holdings and Itasca Capital in the next few quarters.

As we have previously discussed, our objective is to transition Ballantyne Strong into a holding company and ultimately operate as a publicly traded private equity investment platform. We have spent a lot of time formulating this strategy and we believe it is in the best way for us to maximize value for shareholders given our current mix of businesses.

As we have said on our last few earnings conference calls, we’ve had conversations with numerous parties about each of our businesses, both directly and through an investment bank that has been engaged for M&A opportunities. We believe there are attractive opportunities to monetize parts of our businesses, acquire or merge with other companies or actively evaluating those opportunities. We will continue to evaluate merger, sale and acquisition opportunities for each of our businesses and as we have said before, we will only pursue deals that we believe add value for our shareholders.

We believe the transaction that we announced with Firefly is evidence that we’re working diligently towards maximizing value in each of our businesses with the goal of finding the right strategic transactions for each business while maintaining ownership in the combined company when appropriate.

With that I’d now like to turn the call back over to Mark to walk you through our financial results.

Mark Roberson:

Thanks Kyle.

As we review the financial results for the quarter, please refer to the press release distributed earlier this afternoon.

Total revenue, on a consolidated basis, was relatively flat for the quarter, increasing 0.6% to $14.3 million and decreased 4.8% to $28.6 million for the half.

During the quarter, we saw strong performance at Convergent and continued improvements at Strong Outdoor as both of those lines of business continued to add scale.

Revenue grew 53.1% for the quarter and 37.7% in the first half at Convergent.

Revenues in our Cinema business dipped, due in large part to the continued construction in our welding and seaming production area.

We’re fortunate to have backup production and we’re able to shift production while the affected section is being rebuilt form the ground up. We will soon open a new and upgraded production area, with the cap ex and business interruption costs largely covered under our insurance programs.

Gross profit increased slightly over 150% to $3.2 million for the quarter and increased 42% to $5.9 million for the first half. Gross profit margins improved to 22.7% from 9.1% for the quarter and improved to 20.6% from 13.8% for the half. These improvements were a direct result of the repositioning of Convergent to a high margin recurring revenue business model combined with a cost reduction initiatives.

Gross profit dollar contribution at Strong Cinema declined as a result of lower revenue, while gross profit margins as a percent of revenue remained stable in the 31% to 32% range.

.

Operating loss improved 57.9% to $2.3 million for the quarter and improved 43.1% to $4.9 million for the half. Improved operating performance at Convergent and Strong Outdoor combined with reductions in administrative expenses were partially offset by the lower contribution from Cinema in the current periods.

Net loss improved 49.4% to $3.4 million or $0.24 per share for the quarter as compared to $6.8 million or $0.47 per share in the prior year. For the first half, net loss improved 28.2% to $7.6 million or $0.52 per share as compared to $10.5 million or $0.73 per share in the prior year. Net loss improved primarily due to better operating results from consolidated operations and were partially offset by non-cash fair value adjustments and equity method adjustments.

Adjusted EBITDA improved to a loss of $0.9 million for the first quarter from a loss of $3.2 million in the prior year. For the first half, Adjusted EBITDA improved to a loss of $2.5 million from a loss of $5.4 million in the prior year. Those improvements again, were largely driven by the operating improvements at Convergent and Strong Outdoor, combined with the initiatives to reduce costs.

Overall, quarterly consolidated operating results improved 58%, net loss per share improved 49% and consolidated Adjusted EBITDA improved 73%.

Business trends at Convergent continue to strengthen as we grow our higher margin Dsaas business on a lower cost infrastructure. This is the third consecutive quarter of improving performance and positive EBITDA, following the reposition of the business in mid-2018. We continue to see strong demand from our enterprise customers for additional Dsaas services and expect to continue to grow our installed base at Convergent.

At Strong Outdoor, we signed the collaboration and unit purchase agreements with Firefly in late May and are excited to be working with their team to build out the digital advertising business in New York. The transaction resulted in us owning $4.8 million of equity in FireFly and significantly improved the outlook for future operations and potential long-term returns.

For Strong Cinema, we continue to see an impact on our topline and operating results from the construction as well as lower managed service activity. The facility is nearing completion and we’re expecting noticeable improvements in the back half of the year for Cinema.

As Kyle mentioned in his remarks, Strong Cinema is an industry leader in its space, Convergent has turned the corner with a strong performance and continued growth potential and we completed a significant transaction in our Strong Outdoor business this quarter. We will continue to work to improve operating performance as well as evaluate potential transactions to increase value.

We appreciate your continued support and look forward to reporting our third quarter results in early November. If you have any questions, my contact information is included in the earnings release distributed this afternoon. We are always available and look forward to speaking with you as we continue the year.

Thank you and have a good evening.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com